CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-151165 on Form S-8 of our reports dated April 27, 2012, relating to the consolidated financial statements and financial statement schedule of ChinaEdu Corporation, its subsidiaries, its variable interest entity (the "VIE") and the VIE'S subsidiaries (collectively, the "Group"), and the effectiveness of the Group's internal control over financial reporting, appearing in this Annual Report on Form 20-F of ChinaEdu Corporation for the year ended December 31, 2011.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Deloitte Touche Tohmatsu CPA Ltd.

Beijing, the People's Republic of China

April 27, 2012